Promissory Note
$4,000,000.00
Date: August 1, 2014

Promise to Pay. For value received, at the times set forth in the Loan Agreement described herein, FuelCell Energy, Inc. (the "Borrower") promises to pay to JPMorgan Chase Bank, N.A. (the "Bank") or order, in lawful money of the United States of America, the sum of Four Million and 00/100 Dollars ($4,000,000.00) or so much thereof as may be advanced and outstanding as a "Disbursement" under the Loan Agreement, plus interest on the unpaid principal balance hereof outstanding from time to time at the rate and times set forth in the Loan Agreement.

Definitions. As used in this Note, the following terms have the respective meanings set forth below. Other capitalized terms used herein and not otherwise defined have the meanings given such terms in the Loan Agreement.

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in Connecticut and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market.

Credit Facility. The Borrower acknowledges and agrees that this Note evidences the outstanding "Disbursements" made pursuant to the terms of the Export Loan Agreement between the Borrower and the Bank dated as of August 1, 2014 (as amended, supplemented, or otherwise modified from time to time in accordance with its terms, the "Loan Agreement") and is the "Note" described in the Loan Agreement and is subject to all of the terms and conditions set forth therein.

Remedies. If an Event of Default occurs and is continuing the Bank may exercise any and all rights and remedies set forth in the Loan Documents or otherwise permitted by applicable law or agreement, in equity or otherwise.

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Borrower's Obligations evidenced by this Note, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other Person, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a "Preferential Payment"), then this Note shall continue to be effective or shall be reinstated, as the case may be, even if all those Borrower's Obligations have been paid in full and whether or not the Bank is in possession of this Note, or whether the Note has been marked paid, released or canceled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Borrower's Obligations or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to its laws of conflicts).

Miscellaneous. The rights of the Bank under this Note and the other Loan Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect.

Borrower:
FuelCell Energy, Inc.
By:	/s/ Michael Bishop
	Michael Bishop	SVP & CFO
	Printed Name	Title